AGREEMENT
         BETWEEN


         Hosokawa Alpine Aktiengesellschaft
         Peter-Dorfler-Strasse 13-25
         86199 Augsburg

         represented by the Chairman of it's Supervisory Board, Mr. Isao Sato

         - hereinafter referred to as "Alpine" -

         AND

         Mr. Achim Vogel

         hereinafter referred to as "Mr. Vogel" -

         PREAMBLE

         Mr. Vogel has been employed by Alpine AG since January 22, 1968. With effect from September 3, 1992, Mr. Vogel was appointed as a member of the Alpine Management Board (Vorstand) by the Supervisory Board (Aufsichtsrat) of Alpine.
         This Agreement between Alpine and Mr. Vogel is as follows:


         1. Position

         1.1 Mr. Vogel is the Chairman of the Management Board of Alpine. The appointment is extended, this date, for a period of 5 years and expires on November 7, 2000.

         1.2 Mr. Vogel shall represent the company with his single signature in accordance with the Standing Orders of the Management Board and the policies of the shareholders as provided for in the policy manual attached hereto.

         1.3 Mr. Vogel shall conduct the business of Alpine in accordance with Statutory Law, the Articles of Association of Alpine and it's Standing Orders for the Management Board and the policies of the shareholders as provided for in the policy manual attached hereto. He shall dedicate his activities exclusively to Alpine. The performance of other activities of a professional nature - irrespective of whether they are performed on a honorary or pecuniary basis - requires the prior written consent of the Chairman of the Supervisory Board, which consent may be revoked at any time. This shall apply in particular to the acceptance of Supervisory Board membership mandates and similar offices and - to the extent that interests of Alpine could be affected - to opinions, publications and lectures.

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         1.4      For the duration of this Service Agreement, Mr. Vogel will not take a financial interest in an enterprise which competes against Alpine or its affiliates or which maintains more than an insubstantial amount of business relation with Alpine or its affiliates and associated enterprise. Shareholdings of up to 5% do not rate as interest for the purpose of this clause.

         1.5 The Statute on Employee Inventions shall apply to inventions made by Mr. Vogel during the period of this Agreement. The use of technical or organizational improvement proposals by Mr. Vogel shall accrue to Alpine without separate consideration.

         1.6 Mr. Vogel shall keep business information, documents and papers secret at all times and surrender said documents and papers at any time on request and without request at such time when this Agreement ends to the Management Board or its representative. There shall be no right of retention in such documents and papers. The secrecy obligation with regard to business information shall survive this Agreement.

         2.  Compensation

         2.1 Mr. Vogel shall receive as compensation for his activities for Alpine a fixed salary of DM 23,000 per month, payable by Alpine at the end of each month from November 8, 199 subject to an annual review and appraisal by the Supervisory Board. Vacation pay and Christmas pay are not included in the monthly salary figure.

                  A bonus may be paid at the discretion of the presidential committee of the Supervisory Board, taking into account the financial results of Alpine and the contribution of Mr. Vogel.

         2.2 Any bonus for the preceding fiscal year shall be due payable within no more than 6 months following the end of that Fiscal Year. In the event that this Service Agreement should terminate before the end of a fiscal year, any bonus awarded shall be calculated and paid pro-rata.

         2.3 Mr. Vogel shall be entitled to additional holiday pay in accordance with standard Alpine AG practice, In addition, Mr. Vogel shall be entitled to Christmas money in accordance with standard Alpine AG Practice.

         2.4 Alpine shall make available to Mr. Vogel a car, the type of which is commensurate with his position for private and official use.

         2.5 Expenses for business activities and travel will be reimbursed to Mr. Vogel on the basis of individual evidence of expenditure in accordance with tax regulations and with Alpine policies.

         2.6 Alpine shall continue to pay the premium on Alpine's part of the Government Pension Plan. Alpine shall contribute towards private health insurance of Mr. Vogel at the monthly premiums stipulated by the insurance company for the type and extent of private health insurance enjoyed by Mr. Vogel at the moment (annual premium approximately 4,632.00

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                  DM) and include Mr. Vogel in a general insurance plan
                  providing coverage for liability and travel insurance.

         2.7 Mr. Vogel shall pay tax on the above elements of compensation (except for those mentioned in Sec.2 subsec. 2.6) as provided for and determined in tax law and by tax regulations.

         3.  Vacation

                  Mr. Vogel is entitled to an annual vacation of 35 working days. The timing of vacation should be agreed with the commercial interests of Alpine and the vacation periods of other members of the Management Board and senior executives.

         4.  Illness

         4.1 In case of temporary inability to work due to illness, accident or for any other cause for which Mr. Vogel is not responsible, the compensation according to Sec. 2 subsec. 2.1 shall continue for a period of 12 months, but no longer than to the contractually agreed expiration of this Agreement.

         4.2 In the event that Mr. Vogel should die during the period of this Agreement, his widow and/or minor children shall continue to receive the compensation according to Sec.2 Subsec. 2.1 for the month of death and the following 3 months, but no longer than to the contractually agreed expiration of this Agreement.

         4.3 Mr. Vogel is prepared to subject himself to a thorough medical examination once a year and to report to the Chairman of the Supervisory Board on the result of such examination. Cost of examination to be paid by the company.

         5.  Pension

         5.1 Mr. Vogel will be covered by the applicable company pension plan for a member of the Management Board.

         6.  Duration

         6.1      This Service Agreement shall terminate on November 7, 2000.

         6.2 A prolongation of this Agreement should be agreed no later than 3 months prior to its termination by a written agreement of Mr. Vogel and Alpine.

         6.3 In the event that Mr. Vogel should become permanently unable to perform his duties during the period of this Agreement, this Agreement shall end upon the end of the calendar quarter during which the permanent inability was determined. Compensation will continue after the termination of the agreement for 12 months. Permanent inability for the purposes of this clause shall exist, if Mr. Vogel should for reasons of health most likely not be in a position permanently to meet the responsibilities incumbent on a member of the Management Board in accordance with its Standing Orders and distribution of responsibilities.

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          6.4     This agreement can be terminated with 3 months notice if Mr.
                  Vogel's appointment as a member of the Board of Management is rescinded (cancelled) by the supervisory Board for any valid reason. If this agreement is cancelled a severance will be paid of 2 annual salaries (including Christmas pay, vacation pay and bonus payments) of the full preceding calendar year. The severance will not apply if the appointment as a member of the Board of Management is cancelled by the Supervisory Board for actions of a criminal nature. The severance will apply at the termination of this agreement if it is not renewed by Alpine. Severance will not apply after Mr. Vogel reached age 65, takes early retirement, resigns or the agreement is not renewed by Mr. Vogel.

         7. General

         7.1 This Agreement states the entire agreement between Mr. Vogel and Alpine and all companies affiliated with Alpine.

         7.2 In the event that any clause or clauses of this Agreement should be or become wholly or partially invalid, this shall not affect the validity of the remaining clauses. In place of the invalid clauses such reasonable valid clauses shall apply, which are commercially closest to what the contracting parties would have agreed had they considered the invalidity. This will also apply in the event that the invalidity of a clause should be by reference to specific terms of periods provided for in this Agreement; in this case such legal admissible extent or period shall be deemed agreed which is as close as possible to what the parties intended.

         7.3 Place of performance for all services under this Agreement is the principal offices of Alpine located in Augsburg.

         7.4 Any amendments to this Agreement shall only be valid if in writing and signed both by Alpine and Mr. Vogel.

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         7.5      This Service Agreement shall be governed by German Law.




                  Augsburg, this 19th day of June, 1995

                  /s/ Isao Sato
                  -----------------------------------------
                      Isao Sato

                      Chairman of the Supervisory Board
                      of Hosokawa Alpine AG



                  Agreed to and Accepted:

                  /s/  Achim Vogel
                  -----------------------------------------
                       Achim Vogel